Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 29, 2003 relating to the consolidated financial statements and financial statement schedule of First Commerce Community Bankshares, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2002.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia March 1, 2004